Exhibit 3.2

Delaware	Page 1

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “PHOENIX MOTOR INC.”, FILED IN THIS OFFICE ON THE THIRD DAY OF AUGUST, A.D. 2021, AT 12:28 O'CLOCK P.M.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State

3929882 8100	Authentication: 203829029
SR# 20212874888	Date: 08-03-21
You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State	CERTIFICATE OF AMENDMENT
Division of Corporations	OF
Delivered 12:28 PM 08/03/2021	CERTIFICATE OF INCORPORATION
FILED 12:28 PM 08/03/2021	OF
SR 20212874888 - File Number 3929882	PHOENIX MOTOR INC.

I, Xiaofeng Peng, being the Chief Executive Officer of Phoenix Motor Inc., a corporation existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST:          The name of the Corporation is: Phoenix Motor Inc.

SECOND:   The certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on October 20, 2020 (the “Certificate of Incorporation”).

THIRD:        The Certificate of Incorporation is hereby amended by striking Article FIFTH thereof in its entirety and substituting in lieu thereof a new Article FIFTH which shall read in its entirety as follows:

“FIFTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is five hundred million (500,000,000) shares of which (i) four hundred fifty million (450,000,000) shares shall be common stock, par value $0.0001 per share (the “Common Stock”), and (ii) fifty million (50,000,000) shares shall be preferred stock, par value $0.0001 per share (the “Preferred Stock”). Shares of Preferred Stock may be issued from time to time in one or more series as may be established from time to time by resolution of the Board of Directors of the Corporation (the “Board of Directors”), each of which series shall consist of such number of shares and have such distinctive designation or title as shall be fixed by resolutions of the Board of Directors prior to the issuance of any shares of such series. Each such class or series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolutions of the Board of Directors providing for the issuance of such series Preferred Stock. The Board of Directors is further authorized to increase or decrease (but not below the number of shares of such class or series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series.”

FOURTH:    This Certificate of Amendment of Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

FIFTH:          Pursuant to a resolution of the Board of Directors and in accordance with Section 228 of the Delaware General Corporation Law, a written consent of the stockholders of the Corporation approved the amendment by a vote of the necessary number of shares required by statute.

IN WITNESS WHEREOF, the undersigned affirms that the statements made herein are true under the penalties of perjury, this 30 day of June, 2021.

/s/ Xiaofeng Peng
Xiaofeng Peng
Chief Executive Officer

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